Exhibit 99.1

Microsoft Reports Solid Third Quarter Financial Results

Redmond, Wash. – April 15, 2003 – Microsoft Corp. today announced revenue of $7.84 billion for the quarter ended March 31, 2003, an 8 percent increase over revenue of $7.25 billion for the same period in the prior year. Operating income for the third quarter grew 13 percent to $3.72 billion, compared to operating income of $3.30 billion reported in the prior year. Net income for the quarter was $2.79 billion, compared to $2.74 billion reported in the previous year. Diluted earnings per share for the March 2003 quarter were $0.26.

“We reported another quarter of strong revenue and operating income results in a very tough environment,” said John Connors, chief financial officer at Microsoft. “While there is obviously a great deal of economic uncertainty ahead, our ongoing investment in R&D has resulted in a broad product pipeline, including upcoming releases of Windows® Server 2003, Visual Studio® .NET 2003, Exchange 2003 and Office 2003. We believe that these innovative products will enable our customers to get more productivity and value out of their IT investments.”

Information Worker revenue was up 9 percent compared to the same period last year, driven by positive customer demand for Office XP. Customers acquiring Office this quarter included Air Products and Chemicals Inc., Northern Trust Corporation and Pier 1 Imports. Also during the quarter, the company announced the broad availability of Beta 2 for Office 2003. With initial customer demand exceeding expectations, the company now plans to issue more than 600,000 copies of the Beta 2 kits.

Server Platforms revenue grew 21 percent compared to the third quarter of last year, reflecting continued strong performance across a breadth of server products, including Microsoft Exchange, Microsoft SQL Server 2000 and the Windows 2000 Server family of products. Customers acquiring Microsoft server software this quarter include H & R Block, ING Group and Nextel Partners Inc. Revenue growth for Windows 2000 Server was driven by continued market share gains of Intel-based server hardware over proprietary Unix products. Microsoft SQL Server 2000 posted healthy revenue growth of nearly 40 percent, driven by strong demand for SQL Server Enterprise Edition among companies deploying mission-critical applications.

Microsoft Business Solutions posted year-over-year revenue growth of 96 percent, benefiting from the inclusion of revenues from Navision, acquired by Microsoft in July 2002. During the third quarter, Microsoft Business Solutions introduced the highly anticipated Microsoft Customer Relationship Management (CRM) product. “We are pleased with the initial customer and partner enthusiasm for Microsoft CRM. At the end of the quarter, we already had over 1,000 authorized partners and more than 150 ISVs for Microsoft CRM,” said Doug Burgum, president, Microsoft Business Solutions. “Microsoft CRM represents a key component in our overall mission to deliver transformational solutions that enable businesses in the midmarket to enhance and deepen the relationships they have with customers.”

Business Outlook

Management offers the following guidance for the quarter ending June 30, 2003:

•	Revenue is expected to be in the range of $7.8 billion and $7.9 billion.

•	Operating income is expected to be in the range of $3.1 billion and $3.2 billion.

•	Diluted earnings per share is expected to be either $0.23 or $0.24.

Management offers the following guidance for the full fiscal year ending June 30, 2004:

•	Revenue is expected to be in the range of $33.1 billion and $33.8 billion.

•	Operating income is expected to be in the range of $14.8 billion and $15.1 billion.

•	Diluted earnings per share is expected to be in the range of $1.04 and $1.06.

Webcast Details

Microsoft will hold an audio webcast at 2:30 p.m. PDT (5:30 p.m. EDT) today with John Connors to discuss details regarding the company’s performance for the quarter and other forward-looking information. The session may be accessed at http://www.microsoft.com/msft. The webcast will be available for replay through the close of business on April 15, 2004.

Forward-Looking Statements

Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as: entry into markets with vigorous competition, market acceptance of new products and services, continued acceptance of existing products and services, changes in licensing programs, product price discounts, delays in product development and related product release schedules, and reliance on sole source suppliers for key components of Xbox that could result in component shortages and delays in product delivery, any of which may cause revenues and income to fall short of anticipated levels; obsolete inventory or product returns by distributors, resellers and retailers; warranty and other claims on hardware products such as Xbox; changes in the rate of PC shipments; technological shifts; the support of third party software developers for new or existing platforms; the availability of competitive products or services such as the Linux operating system at prices below our prices or for no charge; the ability to have access to MSN service distribution channels controlled by third parties; the risk of unanticipated increased costs for network services; the continued ability to protect the company’s intellectual property rights; the ability to obtain on acceptable terms the right to incorporate in the company’s products and services technology patented by others; changes in product and service mix; maturing product life cycles; product sale terms and conditions; the company’s ability to efficiently integrate acquired businesses such as Navision a/s; implementation of operating cost structures that align with revenue growth; the financial condition of our customers and vendors; unavailability of insurance; uninsured losses; adverse results in litigation; the effects of terrorist activity and armed conflict such as disruptions in general economic activity and changes in our operations and security arrangements; the effects of travel restrictions and quarantines associated with the Severe Acute Respiratory Syndrome on general economic activity, particularly in Asia; continued softness in corporate information technology spending or other changes in general economic conditions that affect demand for computer hardware or software; currency fluctuations; trade sanctions or changes to U.S. tax law resulting from the World Trade Organization decision with respect to the extraterritorial income provisions of U.S. tax law; and financial market volatility or other changes affecting the value of our investments that may result in a reduction in carrying value and recognition of losses including impairment charges.

For further information regarding risks and uncertainties associated with Microsoft’s business, please refer to the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and “Risk Factors” sections of Microsoft’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Microsoft’s investor relations department at (800) 285-7772 or at Microsoft’s investor relations website at http://www.Microsoft.com/msft.

All information in this release is as of April 15, 2003. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

Founded in 1975, Microsoft (Nasdaq “MSFT”) is the worldwide leader in software, services and Internet technologies for personal and business computing. The company offers a wide range of products and services designed to empower people through great software – any time, any place and on any device.

##########

Microsoft, Windows, and Visual Studios are either registered trademarks or trademarks of Microsoft Corp. in the United States and/or other countries. Navision, Microsoft Business Solutions ApS and their affiliates are subsidiaries of Microsoft. The names of actual companies and products mentioned herein may be the trademarks of their respective owners.

For more information, financial analysts only:

Krish Srinivasan, senior director, Investor Relations (425) 706-3703

For more information, press only:

Rachel Wayne, Waggener Edstrom, (503) 443-7000, rwayne@wagged.com

Caroline Boren, Waggener Edstrom, (425) 638-7000, carolineb@wagged.com

Note to editors:  If you are interested in viewing additional information on Microsoft, please visit the Microsoft Web page at http://www.Microsoft.com/presspass/ on Microsoft’s corporate information pages. Shareholder and financial information, as well as today’s 2:30 p.m. PDT conference call with investors and analysts, is available at http://www.Microsoft.com/msft.

Microsoft Corporation

Income Statements

(In millions, except earnings per share)

	Three Months Ended March 31		Nine Months Ended March 31
	2002	2003	2002	2003
Revenue	$7,245	$7,835	$21,112	$24,122
Operating expenses:
Cost of revenue	1,395	1,215	3,823	4,448
Research and development	1,066	1,111	3,123	3,323
Sales and marketing	1,240	1,494	3,864	4,417
General and administrative	246	300	1,266	910

Total operating expenses	3,947	4,120	12,076	13,098

Operating income	3,298	3,715	9,036	11,024
Losses on equity investees and other	(11)	(19)	(78)	(53)
Investment income	739	472	312	888

Income before income taxes	4,026	4,168	9,270	11,859
Provision for income taxes	1,288	1,374	2,966	3,787

Net income	$2,738	$2,794	$6,304	$8,072

Earnings per share:
Basic	$0.25	$0.26	$0.58	$0.75

Diluted	$0.25	$0.26	$0.57	$0.74

Weighted average shares outstanding:
Basic	10,830	10,715	10,805	10,720

Diluted	11,129	10,864	11,125	10,889

Microsoft Corporation

Balance Sheets

(In millions)

	June 30, 2002	March 31, 2003
Assets
Current assets:
Cash and equivalents	$3,016	$4,300
Short-term investments	35,636	41,878

Total cash and short-term investments	38,652	46,178
Accounts receivable, net	5,129	4,075
Inventories	673	604
Deferred income taxes	2,112	2,257
Other	2,010	1,558

Total current assets	48,576	54,672
Property and equipment, net	2,268	2,208
Equity and other investments	14,191	13,052
Goodwill	1,426	2,782
Intangible assets, net	243	575
Other long-term assets	942	1,193

Total assets	$67,646	$74,482

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,208	$1,310
Accrued compensation	1,145	1,129
Income taxes	2,022	2,546
Short-term unearned revenue	5,920	6,798
Other	2,449	1,378

Total current liabilities	12,744	13,161
Long-term unearned revenue	1,823	1,734
Deferred income taxes	398	369
Other long-term liabilities	501	936
Stockholders’ equity:
Common stock and paid-in capital—shares authorized 24,000; Shares issued and outstanding 10,718 and 10,722	31,647	34,332
Retained earnings, including accumulated other comprehensive income of $583 and $975	20,533	23,950

Total stockholders’ equity	52,180	58,282

Total liabilities and stockholders’ equity	$67,646	$74,482

Microsoft Corporation

Cash Flows Statements

(In millions)

	Nine Months Ended March 31
	2002	2003
Operations
Net income	$6,304	$8,072
Depreciation, amortization, and other non-cash items	725	967
Net recognized losses on investments	1,252	598
Stock option income tax benefits	1,097	1,001
Deferred income taxes	(717)	(349)
Unearned revenue	7,311	9,056
Recognition of unearned revenue	(5,917)	(8,308)
Accounts receivable	(745)	1,225
Other current assets	(208)	418
Other long-term assets	(37)	(31)
Other current liabilities	1,731	38
Other long-term liabilities	279	421

Net cash from operations	$11,075	$13,108

Financing
Common stock issued	1,211	1,389
Common stock repurchased	(1,942)	(5,272)
Common stock dividends	0	(857)

Net cash used for financing	($731)	($4,740)

Investing
Additions to property and equipment	(488)	(618)
Acquisition of companies, net of cash acquired	0	(891)
Purchases of investments	(60,248)	(71,197)
Maturities of investments	4,091	7,242
Sales of investments	47,500	58,341

Net cash used for investing	($9,145)	($7,123)

Net change in cash and equivalents	1,199	1,245
Effect of exchange rates on cash and equivalents	(5)	39
Cash and equivalents, beginning of period	3,922	3,016

Cash and equivalents, end of period	$5,116	$4,300

Microsoft Corporation

Channel and Business Division Revenue

(In millions)

	Three Months Ended March 31		Nine Months Ended March 31
	2002	2003	2002	2003
Channels
Americas Region	$2,662	$2,912	$8,162	$8,904
Europe, Middle East, and Africa Region	1,385	1,557	3,906	4,924
Japan and Asia-Pacific Region	912	871	2,389	2,602
OEM	2,286	2,495	6,655	7,692

Total revenue	$7,245	$7,835	$21,112	$24,122

Business Divisions
Client	$2,295	$2,535	$6,945	$7,890
Server Platforms	1,511	1,827	4,515	5,215
Information Worker	2,128	2,327	6,045	6,880
Business Solutions	75	147	222	388
MSN	404	508	1,124	1,394
CE/Mobility	21	38	64	90
Home and Entertainment	778	453	2,005	2,265
Other (1)	33	0	192	0

Total revenue	$7,245	$7,835	$21,112	$24,122

(1)	Represents revenue from Microsoft’s majority ownership of Expedia, Inc., which was sold in February 2002.

Microsoft Corporation

Financial Highlights

Third Quarter 2003

(All growth percentages are comparisons

to the comparable quarter of fiscal year 2002)

Revenue

Revenue for the third quarter of fiscal year 2003 was $7.84 billion, an increase of 8% over the third quarter of fiscal year 2002. The revenue growth was driven primarily by recognition of unearned revenue from strong multi-year licensing in prior periods offset by a 42% decrease in Home and Entertainment revenue.

Product Revenue

Microsoft’s seven segments are: Client; Server Platforms; Information Worker; Business Solutions; MSN; CE/Mobility; and Home and Entertainment.

Client includes revenue from Windows XP Professional and Home, Windows 2000 Professional, Windows NT Workstation, Windows Me, Windows 98, Tablet PC, and embedded systems. Client revenue was $2.54 billion in the third quarter, increasing 10% compared to $2.30 billion in the third quarter of the prior year. The quarterly revenue growth was driven by a 9 percentage point increase to 56% of the mix of the higher priced Windows Professional operating systems, the majority of which was in the OEM channel, and recognition of unearned revenue from strong multi-year licensing in prior periods. Offsetting the shift to higher priced Windows operating systems was the effect of a decrease in inventory levels at certain multinational OEMs within the third quarter of fiscal 2003 leading to a 4% decline in licenses purchased compared to the prior year’s third quarter.

Server Platforms consists of server software licenses and client access licenses (CALs) for Windows Server, SQL Server, Exchange Server, Systems Management Server, Windows Terminal Server, and Small Business Server. It also includes BackOffice/Core CALs, developer tools, training, certification, Microsoft Press, Premier product support services, and Microsoft consulting services. Server Platforms revenue grew 21% to $1.83 billion in the third quarter, driven by an increase in Windows-based server shipments, growth in SQL Server and Exchange revenue, and recognition of unearned revenue from strong multi-year licensing in prior periods. Server revenue including CALs grew 17% from the prior year’s third quarter. Consulting and Premier product support services increased 18% compared to the prior year’s third quarter. Revenue from developer tools, training, certification, Microsoft Press and other services increased 40% due to recognition of previously unearned revenue.

Information Worker includes revenue from Microsoft Office, Microsoft Project, Visio, other standalone information worker applications, SharePoint Portal Server CALs, and professional product support services. Revenue from Information Worker was $2.33 billion in the third quarter of fiscal 2003, increasing 9% from the prior year’s third quarter due to recognition of unearned revenue from strong multi-year licensing in prior periods and a 40% increase in revenue from the combined total of Project, Visio, and other standalone applications, partially offset by a decline in new organizational licensing for Office Suites.

Business Solutions includes Microsoft Great Plains; bCentral; and Navision. Business Solutions revenue for the third quarter was $147 million compared to $75 million in the prior year’s third quarter. A total of $73 million of additional sales revenue is attributable to the acquisition of Navision at the beginning of the fiscal year along with increased customer demand for Navision products.

MSN includes MSN Subscription and MSN Network services. MSN revenue totaled $508 million in the third quarter compared to $404 million in the prior year’s third quarter. MSN Subscription revenue grew 9% reflecting an increase in the number of revenue generating subscribers due to a reduction in promotional subscriber programs. MSN Network services revenue grew 55% as a result of growth in paid search and strong general advertising sales across all geographic regions.

CE/Mobility includes Pocket PC, Handheld PC, other Mobility, CE operating systems, and MapPoint. Third quarter revenue totaled $38 million, compared to $21 million in the prior year’s third quarter. The increase in revenue was driven by increased Pocket PC shipments and market acceptance of Windows CE, offset by declines in revenue from Handheld PCs. Prior year CE/Mobility revenue has been restated to reflect the third quarter 2003 reorganization of MapPoint from Information Worker to CE/Mobility.

Home and Entertainment includes the Xbox video game system; PC games; consumer software and hardware; and TV platform. Home and Entertainment revenue was $453 million in the third quarter of fiscal 2003, decreasing 42% from $778 million in the prior year’s third quarter. The revenue decrease was caused primarily by lower sales of Xbox video game systems and related games in all geographic regions, compared to the prior year’s third quarter which benefited from the recent launch of the Xbox console. The prior year’s third quarter reflected the launch of Xbox in Europe and Japan, and sales in the United States from the launch in the preceding quarter. Revenue from consumer hardware and software and PC games declined 22% compared to a year ago.

Distribution Channels

Microsoft distributes its products primarily through OEM licenses, organizational licenses, online services and products, and retail packaged products. These distribution channels are aligned geographically with the exception of OEM customers which are generally managed centrally.

The Company’s three major geographic sales and marketing organizations are the Americas Region, the Europe, Middle East, and Africa Region (EMEA), and the Japan and Asia-Pacific Region. For fiscal year 2003, Microsoft reorganized the alignment of countries located in the South Pacific to be included as part of the Japan and Asia-Pacific region. Prior year geographic revenue has been adjusted to conform to the current presentation. Sales of organizational licenses and retail packaged products via these channels are primarily to and through distributors and resellers.

OEM channel revenue represents license fees from original equipment manufacturers who pre-install Microsoft products, primarily on PCs. OEM revenue for the third quarter was $2.50 billion, up 9% from $2.29 billion in the comparable quarter of fiscal 2002. The OEM revenue growth reflects a 4% decline in reported licenses, compared to an estimated small increase in PC shipments compared to the prior year, a 44% increase in Windows Professional revenue due to an increase in the mix of the higher priced Windows Professional licenses, and 36% Server revenue growth. The growth rate was negatively affected by a decrease in inventory levels at certain multinationals during the third quarter of 2003, leading to lower licenses purchased.

Americas Region revenue in the third quarter was $2.91 billion, an increase of 9% compared to $2.66 billion in the prior year’s third quarter. The Americas region revenue growth was primarily the result of recognition of unearned revenue from strong multi-year licensing in prior periods for Client, Information Worker and Server products. This revenue growth was partially offset by a 37% decrease in Home and Entertainment revenue compared to the prior year’s third quarter, primarily due to lower Xbox gaming console sales.

Europe, Middle East, and Africa Region revenue was $1.56 billion, increasing 12% from the $1.39 billion reported in the third quarter of the prior year. Revenue growth reflected recognition of unearned revenue from strong multi-year licensing in prior periods for Client, Information Worker and Server products. The acquisition of Navision in the first quarter of 2003 also led to an increase in third quarter revenue in the region compared to the prior year’s third quarter. The revenue growth was further aided by favorable foreign exchange rates compared to the prior year’s third quarter exchange rates. Had foreign exchange rates been constant with those of the third quarter of 2002, revenue in the region would have increased 1% instead of increasing 12%, excluding any effects of hedging gains and losses. Partially offsetting the revenue growth, Home and Entertainment sales, primarily Xbox sales, in the region declined 50% from the third quarter of fiscal 2002.

Japan and Asia-Pacific Region revenue decreased 4% to $871 million from $912 million in the third quarter of the prior year. The region’s revenue decrease reflected a 50% decline in Home and Entertainment sales, primarily Xbox gaming consoles, an 18% decrease in Client revenue, a 1% decline in Information Worker revenue, primarily localized versions of Microsoft Office XP, partially offset by a 14% growth in Server Platforms revenue. Had foreign exchange rates been constant with those of the third quarter of 2002, revenue in the region would have decreased 10% instead of decreasing 4%, excluding any effects of hedging gains and losses.

Translated international revenue is affected by foreign exchange rates. The net impact of foreign exchange rates on revenue was positive in the third quarter compared to a year ago, primarily due to a stronger Euro and Japanese yen versus the U.S. dollar. Had the rates from the prior year’s comparable quarter been in effect in the third quarter of fiscal 2003, translated international revenue billed in local currencies would have been approximately $210 million lower. Certain manufacturing, selling, distribution, and support costs are disbursed in local currencies, and a portion of international revenue is hedged, thus offsetting a portion of the translation exposure.

Operating Expenses

Cost of revenue was $1.22 billion, or 15.5% of revenue, in the third quarter, compared to $1.40 billion, or 19.3% of revenue, in the third quarter of the prior year. The decrease in absolute dollars, as well as percentage of revenue, resulted primarily from a 39% decrease in Home & Entertainment costs associated with a decline in the volume of Xbox video game consoles.

Research and development expenses in the third quarter of fiscal 2003 were $1.11 billion, 14.2% of revenue, an increase of 4% in absolute dollar terms over the third quarter of the prior year. The increase was primarily due to a 9% increase in headcount-related costs and a 43% increase in third party product development costs associated with upcoming product launches in Server Platforms.

Sales and marketing expenses were $1.49 billion in the third quarter, or 19.1% of revenue, compared to $1.24 billion in the third quarter of the prior year, or 17.1% of revenue. Sales and marketing costs increased in absolute dollars due to several marketing initiatives, including the Global Alliance Campaign and Business Agility Campaign, and headcount-related expenses associated with the additions to the Enterprise and Small/Medium sales forces.

General and administrative costs were $300 million in the third quarter compared to $246 million in the comparable quarter of the prior year. General and administrative costs increased principally due to a 15% increase in headcount-related costs.

Non-operating Items, Investment Income, and Income Taxes

Losses on equity investees and other incorporates Microsoft’s share of income or loss from equity method investments and income or loss attributable to minority interests. Losses on equity investees and other increased to $19 million in the third quarter of fiscal 2003, compared to $11 million in the comparable quarter of fiscal 2002, due to a larger loss from the Company’s equity investment in MSNBC entities and T1MSN.

The components of investment income are as follows:

	Three Months Ended March 31
	2002	2003
	(In millions)
Dividends	$95	$48
Interest	433	407
Net recognized gains/(losses) on investments:
Net gains on the sales of investments	1,494	121
Other-than-temporary impairments	(1,186)	(234)
Net unrealized gains/(losses) attributable to derivative instruments	(98)	130

Net recognized gains/(losses) on investments	210	17

Investment income	$738	$472

The effective tax rate for the third quarter is 33%. The tax rate is expected to be 33% for the remainder of fiscal year 2003. The effective tax rate for fiscal 2002 was 32%.

Unearned Revenue

A portion of Microsoft’s revenue from Enterprise Agreements, Software Assurance, Upgrade Advantage and other volume licensing programs is earned ratably over the period of the license agreement. Also, revenue attributable to undelivered elements, including technical support and Internet browser technologies, is based on the average sales price of those elements when sold separately, and is recognized ratably on a straight-line basis over the product’s life cycle. The percentage of revenue recorded as unearned and recognized ratably for undelivered elements ranges from approximately 20% to 25% for Windows XP Home, approximately 10% to 15% for Windows XP Professional, and approximately 10% to 15% for desktop applications, depending on the terms and conditions of the license and prices of the elements. Product life cycles are currently estimated at three years for Windows operating systems and 18 months for desktop applications.

The components of unearned revenue were as follows:

	Dec. 31 2002	March 31 2003
	(In millions)
Volume licensing programs	$5,296	$4,971
Undelivered elements	2,864	2,861
Other	676	700

Unearned revenue	$8,836	$8,532

Unearned revenue by segment was as follows:

	Dec. 31 2002	March 31 2003
	(In millions)
Client	$3,252	$3,145
Server Platforms	1,962	1,893
Information Worker	3,264	3,138
Other segments	358	356

Unearned revenue	$8,836	$8,532

Unearned revenue as of March 31, 2003 declined $304 million from December 31, 2002 reflecting a sequential decrease in new multi-year licensing agreements coupled with continued recognition of unearned revenue from multi-year licensing in prior periods. Of the $8.53 billion of unearned revenue at March 31, 2003, $2.55 billion is expected to be recognized in the fourth quarter of fiscal 2003, $1.94 billion in the first quarter of fiscal 2004, $1.40 billion in the second quarter of fiscal 2004, $916 million in the third quarter of fiscal 2004, and $1.73 billion thereafter.

Financial Condition

Cash and short-term investments totaled $46.18 billion as of March 31, 2003. Cash flow from operations for the third quarter of fiscal 2003 was $4.17 billion, compared to $4.12 billion in the comparable quarter of the prior year. The slight increase reflects a 26% increase in cash flow from accounts receivables and a higher net income from operations, partially offset by reduction in new multi-year contract billings. Cash used for financing was $1.21 billion in the third quarter of fiscal 2003, compared to $251 million in the comparable quarter of the prior year. This increase in cash used from the prior year reflected the payment of an $857 million cash dividend, a $163 million increase in stock repurchases, and a $60 million increase of common stock issuances primarily for ESPP and employee stock option programs. The Company repurchased 30.7 million shares of common stock under its share repurchase program in the third quarter, compared to 23.1 million shares repurchased in the prior year. Cash used for investing was $4.21 billion in the third quarter, an increase of $211 million from the prior year reflecting slightly higher investing activity.

Employee Stock Options (ESOs)

The Company encourages broad-based employee ownership of Microsoft stock through an ESO program in which the majority of employees are eligible to participate. At March 31, 2003, 1.66 billion vested and unvested options were outstanding, compared to 10.72 billion common shares outstanding.

Microsoft follows Accounting Principles Board Opinion (APB) 25, Accounting for Stock Issued to Employees, to account for ESOs, which generally does not require income statement recognition of options granted at the market price on the date of issuance. FICA and Medicare payroll taxes associated with stock option exercises are recorded as an expense. Other events such as the accelerated vesting of options can also trigger recording an expense. These costs were reflected in each operating expense line item in the income statement.

Earnings per share calculations reflect exercised ESOs and the dilutive effect of outstanding ESOs under the treasury stock method. In addition, as required by Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, the Company discloses the value of ESO grants and employee stock purchase plans using the Black-Scholes option valuation method and the pro forma impact of expensing such value over the vesting period of the ESOs in the notes to its annual financial statements.

ESOs are often granted upon hire to new employees, annually to the majority of employees, and occasionally to certain other employees. In the following table, Microsoft has electively disclosed the pro forma income statements for the three months and twelve months ended March 31, 2003, in accordance with SFAS 123.

ALTERNATIVE PRESENTATION OF ACCOUNTING FOR ESOS UNDER SFAS 123

	Three Months Ended March 31, 2003		Twelve Months Ended March 31, 2003
	Reported	Pro forma	Reported	Pro forma
	(In millions, except earnings per share)
	(Unaudited)
Revenue	$7,835	$7,835	$31,375	$31,375
Operating expenses:
Cost of revenue	1,215	1,274	5,816	6,218
Research and development	1,111	1,692	4,507	6,746
Sales and marketing	1,494	1,700	5,960	6,944
General and administrative	300	425	1,194	1,503

Total operating expenses	4,120	5,091	17,477	21,411

Operating income	3,715	2,744	13,898	9,964
Losses on equity investees and other	(19)	(19)	(67)	(67)
Investment income	472	472	271	271

Income before income taxes	4,168	3,197	14,102	10,168
Provision for income taxes	1,374	1,055	4,505	3,217

Net income	$2,794	$2,142	$9,597	$6,951

Diluted EPS	$0.26	$0.20	$0.88	$0.65

Weighted average shares outstanding	10,864	10,715	10,931	10,747

Options granted	22	22	264	264

Microsoft, Great Plains, Windows, Xbox, Visio, Windows NT, BackOffice, bCentral, Visual Studio, MSN, HomeAdvisor, CarPoint, and Microsoft Press are either registered trademarks or trademarks of Microsoft Corporation or Great Plains in the United States and/or other countries. The names of actual companies and products mentioned herein may be the trademarks of their respective owners.

For More Information:

Krishnan Srinivasan, Senior Director, Investor Relations, (425) 706-3703